GUM TECH INTERNATIONAL, INC.

                                STOCK OPTION PLAN

Section 1. Purpose and Scope

     The purposes of this Plan are to encourage stock ownership by key management employees, officers and directors of GUM TECH INTERNATIONAL, INC. (herein called the "Company"), to provide an incentive for such individuals to expand and improve the profits and prosperity of the Company, and to assist the Company in attracting and retaining key personnel through the grant of options to purchase shares of the Company's common stock.

Section 2. Definitions

Unless otherwise required by the context:

     2.1 "Board" shall mean the Board of Directors of the Company.

     2.2 "Committee" shall mean the Stock Option Plan Committee, which is appointed by the Board, and which shall be composed of three members of the Board.

     2.3 "Company" shall mean Gum Tech International, Inc., a Utah corporation.

     2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.5 "Option" shall mean a right to purchase Stock, granted pursuant to the Plan.

     2.6 "Option Price" shall mean the purchase price for Stock under an Option, as determined in Section F below.

     2.7 "Participant" shall mean an employee, officer or director of the Company to whom an Option is granted under the Plan.

     2.8 "Plan" shall mean this Gum Tech International, Inc. Corporation Stock Option Plan.

     2.9 "Stock" shall mean the voting common stock of the Company, no par value.

Section 3. Stock to be Optioned

     Subject to the provisions of Section 11.1 of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 1,500,000 shares. Such shares may be treasury, or authorized, but unissued, shares of Stock of the Company.

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Section 4. Administration

     The Plan shall be administered by the Committee. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall make recommendations to the Board with respect to participation in the Plan by employees, officers and directors of the Company, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

Section 5. Eligibility

     The Board, upon recommendation of the Committee, may grant Options to any key management employee, officer or director of the Company. Options may be awarded by the Board at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board, upon recommendation by the Committee shall determine. Options granted at different times need not contain similar provisions.

Section 6. Option Price

     The purchase price for Stock under each Option shall be one hundred percent (100%) of the fair market value of the Stock at the time the Option is granted, but in no event less than the par value of the Stock.

Section 7. Terms and Conditions of Options

     Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by a Grant of Stock Option substantially in the form attached hereto as Exhibit "A". In addition, the Board may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ of, and to render services to, the Company for a period of time and enter into a suitable employment agreement in a form satisfactory to the Company. No such agreement shall impose upon the Company, however, any obligation to employ the Participant for any period of time.

Section 8. Rights in Event of Death

     If a Participant dies without having fully exercised his Options, the personal representatives, trustees, or legatees or heirs, of his estate shall have the right to exercise such Options to the extent that such deceased Participant was entitled to exercise the Options on the date of his death; provided, however, that in no event shall the Options be exercisable more than ten years from the date they were granted.

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Section 9. No Obligations to Exercise Option or Stock

Appreciation Rights

     The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

Section 10. Stock

     10.1 Participant's Interest in Option Stock. Participant shall have no interest in stock covered by his Option until such Option has been exercised.

     10.2 Issuance of Stock. Stock to be delivered to a Participant under the Plan shall be issued in the name of the Participant.

Section 11. Miscellaneous

11.1 Effect of Change in Stock Subject to the Plan

     The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option, the price per share, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all Options outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section 8 to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Participant's Options in whole or in part, but only to the extent that such Options are otherwise exercisable under the terms of the Plan.

11.2 Amendment and Termination

     The Board, by resolution, may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of three (3) years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.


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11.3 Agreement and Representation of Employees

Each Participant will be required to:

          (a) Acknowledge that neither the Option nor the shares of Stock to be delivered upon exercise of the Option (collectively, the "Securities") have been registered under the Securities Act of 1933, as amended, or applicable Arizona securities laws.

          (b) Represent that the Options are being, and theSecurities will be, acquired and/or purchased for investment and not with a view to their distribution or resale. Each of the Participants shall execute and deliver to the Company (in the form attached hereto as Exhibit "B") and on the date of each closing (in the form attached hereto as Exhibit "C") an investment letter. Each stock certificate evidencing any of the Common Stock shall, if and when delivered to a Participant, bear on its face a restrictive legend substantially in the following form:

          "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold or otherwise disposed of in the absence of an effective registration statement under that Act or an opinion of counsel satisfactory to the Company that such registration is not required."

11.4  Reservation of Shares of Stock

     The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

11.5 Effective Date of Plan

     The Plan shall be effective as of January 1, 1995.

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11.6 Incorporation of Grant of Stock Option by Reference

     Grant of any Option created under this Plan, shall be made by a separate Grant of Option attached hereto as Exhibit "A". The terms of that grant are hereby incorporated by reference, and the terms of the grant shall in all respects be interpreted in accordance and as part of the Plan. The Committee shall interpret and construe the plan and accompanying grant, and its interpretations and determinations shall be conclusive and binding upon the parties hereto and any other parties claiming any interest hereunder, with respect to any issue arising hereunder or under the terms of the grant.

11.7 Governing Law

     The validity, construction and interpretation of this instrument shall be exclusively governed by and determined in accordance with the laws of the state of Arizona.

     IN WITNESS WHEREOF, this plan has been adopted by the Board of Directors of the Company effective the 1st day of March, 1995.

                                          GUM TECH INTERNATIONAL, INC.,
                                          a Utah corporation

                                          By:
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                                          Its:
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